As filed with the Securities and Exchange Commission on February 16, 2005

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 16, 2005

COSTAR GROUP, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 0-24531

DELAWARE	52-2091509
(State or other jurisdiction of incorporation)	(I.R.S. employer identification number)

2 Bethesda Metro Center
Bethesda, MD
(Address of principal executive offices)

20814
(Zip Code)

(301) 215-8300
(Registrant’s telephone number, including area code)

INFORMATION INCLUDED IN THIS REPORT

Item 2.02. Results of Operations and Financial Condition

On February 16, 2005, CoStar Group, Inc. (“CoStar” or the “Company”) announced its financial results for the quarter and year ended December 31, 2004. The full text of the press release (the “Press Release”) issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Non-GAAP Financial Measures

In the attached Press Release, we have disclosed and discussed certain non-GAAP financial measures. These non-GAAP financial measures include EBITDA, which is our net income before interest, income taxes, depreciation and amortization; and pro forma earnings, which is our net income before purchase amortization in cost of revenues, purchase amortization in operating expenses and our income tax benefit. The calculation of pro forma earnings in the attached Press Release is different than the calculation of pro forma earnings that we have disclosed in our previous press releases, including our third quarter 2004 earnings release. Pro forma earnings as presented in our previous press releases excluded the amount of income tax benefits related to purchase amortization from our net income; in contrast, pro forma earnings as presented in the attached press release excludes the total amount of all of our income tax benefits, not just the amount of income tax benefits related to purchase amortization from our net income. As a result, we have excluded from pro forma earnings as presented in the attached press release the one-time income tax benefit of approximately $16.6 million, which we recognized in the fourth quarter of 2004. This benefit was created by CoStar’s reversal of our deferred tax asset valuation allowance, such deferred tax asset consisting primarily of net operating loss carryforwards.

From 2003 through 2004, we have experienced substantial year over year earnings growth. As a result, the impact of purchase amortization on our net income has become less significant. Therefore, beginning with our first quarter 2005 earnings release, we expect to no longer report pro forma earnings in our earnings releases or on our investor conference calls. However, we expect to continue to report EBITDA in our earnings releases, investor conference calls and our filings with the Securities and Exchange Commission and reconcile EBITDA to our net income.

The non-GAAP financial measures that we use may not be comparable to similarly titled measures reported by other companies. Also, in the future, we may disclose different non-GAAP financial measures in order to help our investors more meaningfully evaluate and compare our future results of operations to our previously reported results of operations.

We view EBITDA and pro forma earnings as operating performance measures and as such we believe that the GAAP financial measure most directly comparable to them is net income (loss). In calculating EBITDA and pro forma earnings, we exclude from net income (loss) the financial items that we believe should be separately identified to provide additional analysis of the financial components of the day-to-day operation of our business. We have outlined below the type and scope of these exclusions and the material limitations on the use of these non-GAAP financial measures as a result of these exclusions. EBITDA and pro forma earnings are not measurements of financial performance under GAAP and should not be considered as measures of liquidity, as alternatives to net income (loss) or as indicators of any other measure of performance derived in accordance with GAAP. Investors and potential investors in our securities should not rely on EBITDA and pro forma earnings as a substitute for any GAAP financial measure, including net income (loss). In addition, we urge investors and potential investors in our securities to carefully review the reconciliation of EBITDA and pro forma earnings to net income (loss) set forth in the attached Press Release and to carefully review the GAAP financial information included as part of our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K that are filed with the

Securities and Exchange Commission, as well as our quarterly earnings releases, and compare the GAAP financial information with our EBITDA and pro forma earnings.

EBITDA and pro forma earnings have been used by management to internally measure our operating and management performance and by investors as supplemental financial measures to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliation, we believe provide additional information that is useful to gain an understanding of the factors and trends affecting our business. We have spent more than 17 years building our database of commercial real estate information and expanding our markets and services partially through acquisitions of complimentary businesses. Due to the expansion of our information services, which included acquisitions, our net income (loss) has included significant charges for purchase amortization, depreciation and other amortization. EBITDA and pro forma earnings, which exclude these charges, provide meaningful information about the operating performance of our business, apart from charges for purchase amortization, depreciation and other amortization. In addition, in the fourth quarter of 2004, we recognized a one-time, non-cash income tax benefit as a result of the reversal of our previously recorded valuation allowance against deferred tax assets arising from our net operating loss carryforwards, which we expect will be used to reduce future amounts of income taxes we would otherwise be required to pay. As a result of the recognition of this benefit, our net income for the fourth quarter and year ended December 31, 2004 was substantially higher than in the previous quarters. Because such one time income tax benefit is non-recurring and a non-cash benefit, we have excluded such amount from the calculation of our pro forma earnings disclosed in the attached Press Release. We believe the disclosure of EBITDA and pro forma earnings helps investors meaningfully evaluate and compare our performance from quarter to quarter and from year to year. We also believe EBITDA and pro forma earnings are measures of our ongoing operating performance because the isolation of non-cash charges, such as amortization and depreciation, non-operating items, such as interest and income taxes, and non-cash, non-recurring items, such as the income tax benefit we recognized when we reversed our valuation allowance, provides additional information about our cost structure, and, over time, helps investors track our operating progress. In addition, investors, securities analysts and others have regularly relied on EBITDA and pro forma earnings to provide a financial measure by which to compare our operating performance against that of other companies in our industry. Finally, management and the Board of Directors has used pro forma earnings as one of several criteria to determine the achievement of performance-based cash bonuses.

Set forth below are descriptions of the financial items that have been excluded from our net income (loss) to calculate EBITDA and pro forma earnings and the material limitations associated with using these non-GAAP financial measures as compared to net income (loss):

•	Purchase amortization in cost of revenues may be useful for investors to consider because it represents the use of our acquired database technology, which is one of the sources of information for our database of commercial real estate information. We do not believe these charges reflect the current and ongoing cash charges related to our operating cost structure.

•	Purchase amortization in operating expenses may be useful for investors to consider because it represents the estimated attrition of our acquired customer base and the diminishing value of any acquired tradenames. We do not believe these charges reflect the current and ongoing cash charges related to our operating cost structure.

•	Depreciation and other amortization may be useful for investors to consider because they generally represent the wear and tear on our property and equipment used in our operations. We do not believe these charges reflect the current and ongoing cash charges related to our operating cost structure.

•	The amount of net interest income we generate may be useful for investors to consider and may result in current cash inflows or outflows. However, management does not consider the amount of net interest income representative of the day-to-day operating performance of our business.

•	Income tax expense (benefit) may be useful for investors to consider because it generally represents the taxes payable for the period and the change in deferred income taxes during the period and may reduce the amount of funds otherwise available for use in our business. In addition, the Company’s income tax benefit may be useful for investors to consider because it reflects the effect of the reversal of the Company’s deferred tax asset valuation allowance, such deferred tax asset consisting primarily of net operating loss carryforwards, which we expect will be used to reduce future amounts of income taxes we would otherwise be required to pay. However, management does not consider the amount of income tax expense or benefit to be representative of the day-to-day operating performance of our business.

Management compensates for the above-described limitations of using non-GAAP measures by only using non-GAAP measures to supplement our GAAP results and to provide additional information that is useful to gain an understanding of the factors and trends affecting our business.

The information contained in this Current Report on Form 8-K, including the Press Release attached as Exhibit 99.1 to this Current Report, shall be considered “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended, nor shall it be deemed incorporated by reference into any of the Registrant’s reports or filings with the Securities and Exchange Commission, whether made before or after the date hereof, except as expressly set forth by specific reference in such a filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 16, 2005	COSTAR GROUP, INC.
	By:	/s/ Frank A. Carchedi
		Name:	Frank A. Carchedi
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated February 16, 2005